Exhibit 10.27

September 2, 2015

Mr. Randal L. Hardy

Via email:  hardy@timberline-resources.com

Re: Letter Agreement regarding Terms of Relationship

Mr. Hardy:

This letter agreement sets forth the agreed upon terms and conditions of your continuing relationship with Timberline Resources Corporation (the “Company”) pursuant to our agreements in prior conversations. This letter supersedes in respects the terms and conditions of your current agreement with the Company, dated effective August 27, 2007 (“Prior Agreement”), and pursuant to your agreement to the terms and conditions set forth herein you agree that your Prior Agreement is hereby terminated in its entirety and that you hereby waive any claims, rights, assertions or other causes of action of any kind, whether by law or in equity, arising from or related to the terms and conditions of your employment as set forth in the Prior Agreement, including but not limited to, any right to assert payment for any change of control pursuant to the terms and conditions of the Prior Agreement.

The Company hereby agrees and you through your countersignature hereto agree that the changes in compensation structure and responsibilities set forth herein constitute good and valuable consideration the receipt and sufficiency of which is hereby acknowledged for the amendment of the terms and conditions of your relationship with the Company and the termination of the Prior Agreement.

It is our agreed understanding that your relationship with the Company shall be based upon and subject to the following terms and conditions:

1.

 Opportunity to enter into a new employment agreement (copy attached).

Further, on a non-binding basis, the Company agrees that it will request that the Compensation Committee of the Board of Directors of the Company consider your agreement to these changes in the terms and conditions of your relationship to the Company when determining in its sole discretion, following the approval of the 2015 Stock and Incentive Plan by the shareholders of the Corporation at the upcoming annual meeting of the shareholders, assuming the shareholders make such approval, the discretionary grant to you of Awards under the 2015 Stock and Incentive Plan. Pursuant to such notification to the Compensation Committee, the Company will acknowledge that the agreed upon value of the surrender of your prior change of control rights is approximately $145,000.

101 E. Lakeside,

Phone:  208 664-4859

 Email: info@timberline-resources.com

Coeur d'Alene, Idaho USA 83814

Fax:

208 664-4860

 Web:   www.timberline-resources.com

Based on the foregoing, please return a countersigned copy of this letter agreement to us indicating that you hereby agree to the terms and conditions set forth herein. Both parties agree that the terms and conditions set forth herein will be memorialized at a later date in a formal agreement between the parties which such additional ancillary terms and conditions as are standard for agreements of this type and are mutually agreeable to the parties.

Sincerely,

/s/ Leigh Freeman

9/2/15

______________________

Leigh Freeman

Director / Compensation Committee

Timberline Resources Corporation

Acknowledged and agreed to this 2nd day of September, 2015

/s/ Randal L. Hardy

______________________

Randal L. Hardy

101 E. Lakeside,

Phone:  208 664-4859

 Email: info@timberline-resources.com

Coeur d'Alene, Idaho USA 83814

Fax:

208 664-4860

 Web:   www.timberline-resources.com